Exhibit 10.2

VENDOR AGREEMENT

This vendor agreement is dated 1st of July, 2017, and is between TEMPUS APPLIED SOLUTIONS HOLDINGS, INC. (“Company”), and SANTIAGO BUSINESS CO., INTERNATIONAL LTD., a limited company registered in British Virgin Islands (“Vendor”). This Agreement will supersede any previous Agreements.

Company has a need for a Chief Financial Officer (CFO) and the vendor hereby agrees to provide the Company with the services of Mr. Johan Aksel Bergendorff, to conduct the required services of a CFO (“Services”).

The parties therefore agree as follows.

1.	SERVICES and PAYMENT

1.1	Services. The services contemplated in this agreement are as specified in the preamble. At all times, services will be rendered with the supervision of Scott Terry, CEO.

1.1	Fee. In consideration of performing the Services, Vendor will be paid a monthly rate of $12,500 (twelve thousands and five hundred dollars and No Cents).

1.2	Expenses.

1.2.1      If Johan Aksel Bergendorff is required to travel to provide services in connection with this agreement, the Company reimburse for reasonable costs related to hotel, transportation, meals and vehicle rental.

1.2.2      Vendor will provide all receipts and documentation to support these expenditures.

1.2.3      Vendor’s reimbursement will be limited by the terms of any applicable contract or other authority. Company will communicate any reimbursement limitations to the Vendor.

1.3	Invoices. Following the conclusion of each month that Vendor provides services in connection with this agreement, Vendor will remit an itemized invoice to the Company, including all applicable receipts. The Company will pay Vendor within thirty (30) days of the receipt of an undisputed invoice.

2.	TERM and TERMINATION

2.1	Term. The term of this agreement is for one (1) year unless earlier terminated or extended by the parties to this agreement. Extension of this agreement must meet the requirements of Section 7.8 below. The Services will commence as per Company’s 8-k filing, June 11, 2017. The Vendor will invoice for the services starting July 1, 2017.

2.2	Termination for Convenience. The Company may terminate this agreement upon five (5) days written notice to Vendor.

2.3	Liability Upon Termination. Following termination of this agreement, Company’s liability to Vendor will be limited to payment for services rendered prior to termination.

3	CONFIDENTIALITY

While this agreement is in effect, Vendor might have access to or be exposed to information or material that is confidential, proprietary or has commercial value or other utility to the Company or its competitors. Voluntary access to this information must be authorized by Vendor’s supervisor, as detailed in Section 1.1 above. Vendor agrees to protect and preserve the strict confidentiality of any such information disclosed by the Company, whether voluntary or involuntary pursuant to Exhibit A, Non-Employee Confidentiality Agreement.

4	INDEMNITY

Subject to the provisions of this Agreement, Vendor agrees to defend, indemnify and hold harmless Customer and their respective directors, officers, agents, contractors, subcontractors, invitees and employees from and against any and all liabilities, claims, actions, damages, suits, fines, penalties or judgments for injury or death to persons and damage or destruction to property, including any environmental claim or impairment and property damage and/or injuries to third persons (collectively, “Damages”), arising out of the sole negligence or willful misconduct of Vendor pursuant to its performance of the Services or any other goods, materials, Ancillary Services, or equipment provided under this agreement. The termination of this agreement shall not affect any rights or obligations which shall have accrued prior to the effective date of such termination. The foregoing indemnity shall survive the termination of this Agreement for a period of one (1) year.

5	RELATIONSHIP OF THE PARTIES

This agreement is not intended to constitute, create, give effect to or otherwise recognize a joint venture, offer of employment, partnership or formal business entity of any kind, and the rights and obligations of the parties shall be limited to those expressly set forth herein. Vendor is an independent contractor and is solely responsible for any and all federal, state and local taxes.

6	NOTICE

Any notice required by this agreement shall be provided in writing and shall be delivered (i) by hand, (ii) by certified mail, postage prepaid, return receipt requested, (iii) by electronic mail, or (iv) overnight by a nationally recognized express transportation company, addressed as follows:

Company:	Legal Department
471 McLaws Circle Williamsburg, VA 23185 legal@tempus-as.com

Vendor:	Santiago Business Co. International Limited
18 Athol Street Douglas, Isle of Man IM1 1JA

Notice is effective upon delivery. Either party may change its address by providing notice to the other party.

7	MISCELLANEOUS

7.1	Assignment. By means of a written agreement satisfactory to the other party, each party shall require any successor to all or substantially all of its assets to assume that party’s obligations under this agreement and agree to perform them in the same manner and to the same extent that such party would have been required to if that succession had not taken place.

7.2	Authority. Each person signing this agreement represents that he or she is duly authorized and has legal capacity to execute and deliver this agreement. Each party represents to the other that the execution and delivery of this agreement and the performance of such party’s obligations hereunder have been duly authorized and that the agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

7.3	Choice of Law. The laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws, govern all matters arising under this agreement, including all tort claims.

7.4	Counterparts. The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

7.5	Entire Agreement. This agreement constitutes the entire agreement of the parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

7.6	Headings. The headings used herein are for convenience only and do not define, limit or describe the scope of this agreement or the intent of the provisions herein.

7.7	Legal Costs. In any litigation, arbitration or other proceeding by which one party either seeks to enforce its rights under this agreement, whether in contract or tort, or seeks a declaration of any rights or obligations under this agreement, the prevailing party shall be awarded its reasonable legal costs incurred.

7.8	Modification. This agreement may be amended, modified or supplemented only by the mutual agreement of the parties. No amendment, modification or supplement shall be binding unless in writing and signed by an authorized representative of each party.

7.9	Remedies. The rights and remedies with respect to any term or condition of this agreement shall be cumulative and not exclusive, and shall be in addition to all other rights and remedies under applicable law.

7.10	Severability. If any provision of this agreement is unenforceable to any extent, the remainder of this agreement, or application of that provision to any person or circumstance other than those to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

7.11	Waiver. Waiver of any provision herein shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this agreement be construed as a continuing waiver of other breaches of the same or other provisions of this agreement.

7.12	Waiver of Jury Trial. Each party, to the extent permitted by law, knowingly, voluntarily and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this agreement and the transactions contemplated herein. This waiver applies to any action or legal proceeding, whether sounding in contract, tort or otherwise.

The parties are signing this vendor agreement on the date stated in the introductory clause.

TEMPUS APPLIED SOLUTIONS, LLC

Scott Terry,
CEO

Santiago Business Co., International Ltd.

Director

EXHIBIT A

NON-EMPLOYEE CONFIDENTIALITY AGREEMENT

FOR GOOD CONSIDERATION, and in consideration as an individual vendor, a non-employee, and continued use by Tempus Applied Solutions Holdings Inc. (“Tempus”), I, the undersigned an individual contractor and non-employee, herby agree to the terms of this Agreement.

As a non-employee of Tempus Applied Solutions Holdings, Inc. I may have access to confidential and/o proprietary information. As a condition to being granted such access, I agree to the following:

I understand that in the course of my working relationship with Tempus I share the responsibility of maintaining the confidentiality of any information that I may have available to me. I understand that it is my responsibility to follow Tempus policies and procedures as they relate to the assurance of the confidentiality of information both written and verbal.

Computer Systems: I understand that I may receive a unique User-Id and a personal password necessary for me to gain access to Tempus computerized system. I understand and agree that both the User-id and my Password are for my own personal use and are not to be disclosed to or used by third parties. If at any time, I feel that the confidentiality of my User-id or password has been compromised, I will contact appropriate management (Tempus employee that approved your access) for direction within 24 hours.

Conduct and Confidentiality: I understand that I must maintain the confidentiality of any written or verbal: terms of contracts, suppliers, vendors, customers, Information received by Tempus from third persons to whom it owes a duty of confidence, or employee information that I have access to or view as a result of my working relationship with Tempus, unless already exist in the public domain prior to this agreement. I acknowledge that all Confidential Information constitutes a proprietary right which Tempus and its affiliated organizations are entitled to protect. I understand that the release of information of any kind is only allowed by Tempus policy guidelines. If I am uncertain or do not understand the Tempus policy guidelines, I will contact the appropriate Tempus manager for assistance and direction within 24 hours. I agree to only release information under Tempus guidelines or as required by law.

I acknowledge that all information involving terms of contracts, flight and other operations, records and employee information is private and confidential. I agree that I shall access only that data necessary for the proper performance of my job responsibilities under my business relationship with Tempus. I further agree to keep confidential any and all information that I access, receive or transcribe, and not to disclose any such information to third parties. I am aware, that, unless specifically identified as part of my job by Tempus, I am not authorized to discuss any information concerning data. I am responsible for ensuring that discussions regarding information involving contracts, flight and other operations, records and employee information is held in appropriate locations with only authorized individuals.

Non-solicitation: I agree for a period of twelve (12) months after leaving Tempus, for any reason whatsoever, from the date of termination of my employment with Tempus not to directly or indirectly solicit competitive business from any client or customer of the organization (including any potential client of Tempus) that was contacted, solicited, or served by me or about which I received confidential information while I was employed by Tempus. I agree not to directly or indirectly recruit, solicit, or otherwise induce or attempt to induce any employee of Tempus to terminate his or her employment with the Company or otherwise to act contrary to the interests of Tempus.

Severability: In the event that any provision of this Agreement or part thereof shall be deemed void, invalid, illegal or unenforceable in whole or in part, the remaining provisions or parts shall remain in full force and effect.

Any unauthorized disclosure on my part or my representatives will be a very serious offense to Tempus. Such unauthorized disclosure may result in Tempus repossession of all of my or my representative’s access to information, Tempus may also act up to and including termination of my business relationship with Tempus and asserting its full rights under the law.

WHEREFORE, the parties acknowledge that they have read and understand this Agreement and voluntarily accept the duties and obligations set forth herein.